EXHIBIT [ ]




                      RELATED NOTE GUARANTEE AGREEMENT

                         RELATED NOTE GUARANTEE AGREEMENT (the "Related
                    Note Guarantee"), dated as of , 1996, executed and delivered by J.P. Morgan & Co. Incorporated, a Delaware corporation ("J.P. Morgan"), for the benefit of the J.P. Morgan Index Funding Company, LLC, a Delaware limited liability company (the "Company"), as the holder from time to time of the Related Notes (as defined below).

          WHEREAS, the Company intends to issue its common limited liability company interests (the "Common Securities") to and receive related capital contributions from J.P. Morgan and J.P. Morgan Ventures Corporation ("JPM Ventures"), and to issue and sell from time to time, in one or more series, preferred limited liability company interests (the "Preferred Securities") with such rights, preferences, privileges, limitations and restrictions as are set forth in a written resolution or resolutions (each, a "Written Action") by the Managing Members (as defined below) providing for the issuance of such series;

          WHEREAS, the Company will purchase from Morgan Guaranty Trust Company of New York, a trust company with full banking powers organized under the laws of the State of New York and a wholly-owned subsidiary of J.P. Morgan ("Morgan Guaranty"), one or more Related Notes with the proceeds from the issuance and sale of each series of Preferred Securities and, at the option of the Company, related Common Securities, the distribution and principal repayment terms of which Related Note shall mirror the related series of Preferred Securities; and

          WHEREAS, J.P. Morgan desires hereby to irrevocably and unconditionally agree to the extent set forth herein to pay to the Company the Related Note Guarantee Payments (as defined below) and to make certain other payments on the terms and conditions set forth herein.


          NOW, THEREFORE, in consideration of the purchase by the Company of the Related Notes, which purchase J.P. Morgan hereby agrees shall benefit J.P. Morgan and which purchase J.P. Morgan acknowledges will be made in reliance upon the execution and delivery of this Related Note




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Guarantee, J.P. Morgan executes and delivers this Related Note Guarantee for the benefit of the Company.


                                 ARTICLE I

          As used in this Related Note Guarantee, the terms set forth below shall have the following meanings:

          "Related Note Guarantee Payments" shall mean, with respect to any Related Note, the following payments, without duplication, to the extent not paid by Morgan Guaranty: (i) any accrued and unpaid interest on such Related Note and (ii) the Related Note Redemption Price (including all accrued and unpaid interest) payable with respect to such Related Note to be redeemed, in whole or in part, upon redemption thereof.

          "LLC Agreement" shall mean the Company's Limited Liability Company Agreement dated as of February , 1996, and effective as of November 21, 1995, as amended from time to time.

          "Managing Members" shall mean J.P. Morgan and JPM Ventures, in their capacity as the members of the Company that hold all of the Company's outstanding Common Securities.

          "Principal Amount" shall mean, at any time with respect to any Preferred Security of any series, the Redemption Value, the applicable Early Redemption Value or stated liquidation preference thereof, as applicable, determined in accordance with the Written Action creating such series of Preferred Securities.

          "Related Note Redemption Price" shall mean, with respect to any Related Note at any time, an amount equal to the aggregate Principal Amount of all Preferred Securities of the related series and, if applicable, related Common Securities to be redeemed at such time, plus accrued and unpaid interest with respect to such Related Note to but excluding the date of redemption.


                                 ARTICLE II

          SECTION 2.01. J.P. Morgan irrevocably and unconditionally agrees, to the extent set forth herein, to




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pay in full, to the Company the Related Note Guarantee Payments with respect to each Related Note, as and when due (except to the extent paid by the Morgan Guaranty), regardless of any defense, right of set-off or counterclaim which the Morgan Guaranty may have or assert. This Related Note Guarantee is continuing, irrevocable, unconditional and absolute.

          SECTION 2.02. J.P. Morgan hereby waives notice of acceptance of this Related Note Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          SECTION 2.03. The obligations, covenants, agreements and duties of J.P. Morgan under this Related Note Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by Morgan Guaranty of any express or implied agreement, covenant, term or condition relating to the Related Notes to be performed or observed by Morgan Guaranty;

          (b) the extension of time for the payment by Morgan Guaranty of all or any portion of the interest payments, the Related Note Redemption Price or any other sums payable under the terms of the Related Notes or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Related Notes;

          (c) any failure, omission, delay or lack of diligence on the part of the Company to enforce, assert or exercise any right, privilege, power or remedy conferred on the Company pursuant to the terms of the Related Notes, or any action on the part of Morgan Guaranty granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Morgan Guaranty or any of the assets of Morgan Guaranty;


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          (e) any invalidity of, or defect or deficiency in, any of the
     Related Notes; or

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

There shall be no obligation of the Company to give notice to, or obtain consent of, J.P. Morgan with respect to the happening of any of the foregoing.

          SECTION 2.04. This is a guarantee of payment and not of collection. The Company may enforce this Guarantee directly against J.P. Morgan, and J.P. Morgan waives any right or remedy to require that any action be brought against Morgan Guaranty or any other person or entity before proceeding against J.P. Morgan. Subject to Section 2.05 hereof, all waivers herein contained shall be without prejudice to the Company's right at the Company's option to proceed against Morgan Guaranty, whether by separate action or by joinder.

          SECTION 2.05. J.P. Morgan shall be subrogated to all (if any) rights of the Company against Morgan Guaranty in respect of any amounts paid to the Company by J.P. Morgan under this Related Note Guarantee and Morgan Guaranty shall not be required to make payment to the Company of any amount of Related Note Guarantee Payments in respect of which payment has theretofore been made by J.P. Morgan pursuant to Section 2.01 hereof; provided, however, that J.P. Morgan shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Related Note Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Related Note Guarantee. If any amount shall be paid to J.P. Morgan in violation of the preceding sentence, J.P. Morgan agrees to pay over such amount to the Company for application to the Related Note Guarantee Payments then due hereunder, if any, or to amounts due the Company from Morgan Guarantee under the relevant Related Note.

          SECTION 2.06. J.P. Morgan acknowledges that its obligations hereunder are independent of the obligations of Morgan Guaranty with respect to the Related Notes and that J.P. Morgan shall be liable as principal and sole debtor hereunder to make Related Note Guarantee Payments pursuant to the terms of this Related Note Guarantee notwithstanding



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the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.03 hereof.


                                ARTICLE III

          The Related Note Guarantee will constitute an unsecured obligation of J.P. Morgan and will rank (i) subordinate and junior in right of payment to all other liabilities of J.P. Morgan, (ii) pari passu with the most senior preferred stock outstanding as of the date hereof of J.P. Morgan and (iii) senior to J.P. Morgan's common stock.


                                 ARTICLE IV

          This Related Note Guarantee shall terminate and be of no further force and effect as to any Related Note upon full payment of the Related Note Redemption Price with respect to such Related Note; provided, however, that this Related Note Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time the Company must restore payment of any sums paid under such Related Note or under this Related Note Guarantee for any reason whatsoever. J.P. Morgan agrees to indemnify the Company and hold it harmless against any loss it may suffer in such circumstances.


                                 ARTICLE V

          SECTION 5.01. All guarantees and agreements contained in this Related Note Guarantee shall bind the successors, assigns, receivers, trustees and representatives of J.P. Morgan and shall inure to the benefit of the Company. J.P. Morgan shall not assign its obligations hereunder without the prior approval of the Company.

          SECTION 5.02. Except with respect to any changes or waivers which do not adversely affect the rights of the Company, this Related Note Guarantee may not be amended or waived.

          SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder to J.P. Morgan shall be given in writing by mail or by facsimile transmission (followed by mail), addressed to J.P. Morgan, as follows:



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                           J.P. Morgan & Co. Incorporated
                           60 Wall Street
                           New York, NY  10260-0060

                           Facsimile No.:
                           Attention:  Commodities Desk

          Any notice, request or other communication required or permitted to be given hereunder to the Company shall be given by J.P. Morgan in the same manner as notices sent by Morgan Guaranty to the Company.

          SECTION 5.04. This Related Note Guarantee is solely for the benefit of the Company and is not separately transferable from the Related Notes.

          SECTION 5.05. THIS RELATED NOTE GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, this Related Note Guarantee is executed as of the day and year first above written.



                                        J.P. MORGAN & CO.
                                        INCORPORATED,


                                        By
                                           ------------------------------
                                           Name:
                                           Title: